Exhibit 3.19

DELL AUCTION CORPORATION

CERTIFICATE OF INCORPORATION

I, the undersigned natural person acting as an incorporator of a corporation (the “Corporation”) under the General Corporation Law of the State of Delaware (the “DGCL”), do hereby adopt the following Certificate of Incorporation for the Corporation:

1.	Name. The name of the Corporation is “Dell Auction Corporation”.

2.

Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.	Purposes. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business or activity for which corporations may be organized under the DGCL.

4.	Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, par value $.01 per share, designated as Common Stock.

5.	Incorporator. The name and mailing address of the incorporator of the Corporation is Mark Mouritsen, c/o Dell Computer Corporation, One Dell Way, Mailcode 8033, Round Rock, Texas 78682.

6.

Initial Sole Director. The number of directors constituting the initial board of directors of the Corporation is one, and the name and mailing address of the person who is to serve as a director of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified are as follows:

Thomas B. Green                                                      One Dell Way

                                                            Round Rock, Texas 78682-2244

7.	Election of Directors. Directors of the Corporation need not be elected by written ballot.

8.	By-laws. The directors of the Corporation shall have the power to adopt, amend and repeal the By-laws of the Corporation.

9.

Indemnification. The Corporation shall indemnify each of its directors and officers (and each person who has ever served as a director or officer of the Corporation) to the fullest extent permitted by applicable law (including the provisions of Section 145 of the DGCL). In addition, the board of directors of the Corporation shall have the power to cause the Corporation to indemnify any employee or agent of the Corporation to the fullest extent permitted by applicable law (including the provisions of Section 145 of the DGCL).

10.

Limitation on Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including any subsequent amendment to the DGCL.

I, the undersigned, for the purpose of forming the Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true and, accordingly, I do hereunto set my hand on June 18, 2003.

/s/ MARK MOURITSEN
Mark Mouritsen

CERTIFICATE OF MERGER

MERGING

DELL AUCTION GEN. P. CORP.

INTO

DELL AUCTION CORPORATION

Pursuant to Section 251 of the Delaware General Corporation Law, the undersigned corporation does hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
Dell Auction Gen. P. Corp.	Delaware

Dell Auction Corporation	Delaware

SECOND: That an Agreement of Merger between the above two constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD: That the name of the Surviving Corporation will be “Dell Auction Corporation”.

FOURTH: That the existing Certificate of Incorporation of Dell Auction Corporation shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: That the executed Agreement of Merger is on file at the office of the Surviving Corporation at One Dell Way, Round Rock Texas 78682.

SIXTH: The Merger shall become effective at 11:59 p.m., Eastern time, on June 30, 2003.

SEVENTH: That a copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, Thomas B. Green, Senior Vice President and Secretary of Dell Auction Corporation, has caused this Certificate of Merger to be executed by its duly authorized officer this 30th day of June 2003.

By:	/s/ THOMAS B. GREEN
Name:	Thomas B. Green
Title:	Senior Vice President and Secretary

DELL AUCTION CORPORATION

CERTIFICATE OF AMENDMENT

To

CERTIFICATE OF INCORPORATION

Dell Auction Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation (the “Board”), acting by unanimous written consent dated April 23, 2004 in accordance with the applicable provisions of the DGCL and the Corporation’s Bylaws, did duly adopt resolutions (a) approving the amendment to the Corporation’s Certificate of Incorporation described herein, (b) directing that such amendment be submitted to the stockholders of the Corporation for consideration and approval by written consent and (c) directing that, upon approval and adoption of such amendment by the stockholders of the Corporation this Certificate of Amendment be executed and filed with the Secretary of State of the State of Delaware.

SECOND: The stockholders of the Corporation, acting by unanimous written consent dated April 23, 2004 in accordance with the applicable provisions of the DGCL and the Corporation’s Bylaws, did duly consent to, approve and adopt such amendment to the Corporation’s Certificate of Incorporation.

THIRD: Article First of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Dell Federal Systems Corporation”.

Such amendment having been duly adopted in accordance with the provisions of Section 242 of the DGCL and the applicable provisions of the Corporation’s Certificate of Incorporation and Bylaws, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on April 23, 2004.

DELL AUCTION CORPORATION

/s/ Thomas H. Welch. Jr.
Thomas H. Welch, Jr.,
Vice President and Assistant Secretary